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                                   EXHIBIT 1
                           ADDITIONAL TERM LOAN NOTE

                                   NOTE NO. 1

$902,503.00                                                     December 2, 1997


     FOR VALUE RECEIVED, the undersigned, BULL RUN CORPORATION, a Georgia corporation (the "Borrower"), hereby promises to pay to the order of
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NATIONSBANK, N.A., (herein, together with any subsequent holder hereof, called the "Lender"), the principal sum of NINE HUNDRED TWO THOUSAND FIVE HUNDRED THREE
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AND NO/100 DOLLARS ($902,503.00), or the outstanding principal amount of the
Additional Term Loans made to the Borrower by the Lender pursuant to the Loan Agreement referred to below, which principal sum shall be payable (i) in installments on the due dates and in the amounts set forth in the Loan Agreement or (ii) on any earlier date on which all amounts outstanding under this Additional Term Loan. Note (this "Note") have become due and payable pursuant to the provisions of Section 9.02 of the Loan Agreement. The Borrower likewise promises to pay interest on the outstanding principal balance of the Additional Term Loans made by the Lender to the Borrower, at such interest rates, payable at such times, and computed in such manner, as are specified in the Loan Agreement in strict accordance with the terms thereof.

     This Note is issued pursuant to, and is one of the Additional Term Loan Notes referred to in the Loan Agreement, dated as of March 29, 1995, between the Borrower and the Lender, as amended by the First Modification of Loan Agreement dated as of January 3, 1996, the Second Modification of Loan Agreement, dated as of September 24, 1996, the Third Modification of Loan Agreement, dated as of January 27, 1997, the Fourth Modification of Loan Agreement dated as of March 27, 1997, the Fifth Modification of Loan Agreement, dated as of August 14, 1997, the Sixth Modification of Loan Agreement, dated as of November 21, 1997 and the Seventh Modification of Loan Agreement dated as of December 2, 1997 (as the same may be further amended or supplemented from time to time, the "Loan Agreement"),
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and the Lender is and shall be entitled to all benefits thereof and of all the other Credit Documents executed and delivered to the Lender in connection therewith. Terms defined in the Loan Agreement are used herein with the same meaning, The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain Events of Default, provisions relating to prepayments on account of principal hereof prior to the maturity hereof and provisions for post-default interest rates.

     The Borrower agrees to make payments of principal and interest hereon on the dates and in the amounts specified in the Loan Agreement in strict accordance with the terms thereof.
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     In case an Event of Default shall occur and be continuing, the principal and all accrued interest of this Note may automatically become, or may be declared, immediately due and payable in the manner and with the effect provided in the Loan Agreement. The Borrower agrees to pay, and save the Lender harmless against any liability for the payment of, all costs and expenses, including actual and reasonable attorneys' fee, arising in connection with the enforcement by the Lender of any of its rights or remedies under this Note or the Loan Agreement.

     This Note has been delivered in Atlanta, Georgia, and the rights and obligations of the Lender and the Borrower hereunder shall be construed in accordance with and governed by the laws of the State of Georgia (without giving effect to its conflicts of law rules).

     The Borrower expressly waives any presentment demand, protest or notice in connection with this Note, whether now or hereafter required by applicable law. This Note is intended to be an instrument under seal.



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     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed, sealed and delivered by its duly authorized officer as of the date first above written

                              BULL RUN CORPORATION

(CORPORATE SEAL)
                              By:  /s/ Frederick J. Erickson
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                                  Frederick J. Erickson
                                  Vice President of Finance

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